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SPACE SYSTEMS/LORAL SELECTED TO BUILD
PANAMSAT’S GALAXY 18 SATELLITE

Sixth Major Satellite Award for SS/L in Last 13 Months

PALO ALTO, Calif. – February 23, 2005 – Space Systems/Loral (SS/L) today announced that it has been selected by PanAmSat Corporation, Wilton, Conn., to build Galaxy 18, a new Fixed Satellite Service (FSS) satellite that will deliver 10 kilowatts of power over a 15-year lifetime.

“We are pleased to once again be selected by PanAmSat to build an important piece of its global network,” said Patrick DeWitt, president, Space Systems/Loral. “Because of SS/L’s cost-effective integration of advanced satellite features with high performance, space-proven technology, PanAmSat will be able to deliver highly competitive and reliable services to their customers.”

The satellite’s hybrid communications payload will carry a total of 48 operating transponders, including 24 high-power Ku-band and 24 C-band transponders. The satellite is designed to operate from PanAmSat’s 123 degrees West orbital location. The contract is subject to standard bankruptcy court approval.

When delivered in 2007, Galaxy 18 will become PanAmSat’s newest satellite covering the contiguous United States, Alaska, Hawaii, and Puerto Rico, in addition to Canada and Mexico, and will be the fifth spacecraft built for PanAmSat by SS/L. Galaxy 16 is also under construction at SS/L’s facility in Palo Alto, California and is planned for delivery in 2006.

The satellite is based on SS/L’s flight-proven, 1300, geostationary satellite platform, which has a long and proven record of reliable operation. Currently, there are 48 SS/L 1300 satellites on orbit, performing a variety of critical communications functions.

Through its owned and operated fleet of 23 satellites, PanAmSat is a leading global provider of video, broadcasting and network distribution and delivery services. In total, the company’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the company’s web site at www.panamsat.com.

Space Systems/Loral, a subsidiary of Loral Space & Communications (OTCBB: LRLSQ), is a premier designer, manufacturer, and integrator of powerful satellites and satellite systems. SS/L also provides a range of related services that include mission control operations and procurement of launch services. Based in Palo Alto, Calif., the company has an international base of commercial and governmental customers whose applications include broadband digital communications, direct-to-home broadcast, defense communications, environmental monitoring, and air traffic control. SS/L satellites have amassed more than 1,100 years of reliable on-orbit service. SS/L is ISO 9001:2000 certified. For more information, visit www.ssloral.com.

Loral Space & Communications is a satellite communications company. In addition to Space Systems/Loral, through its Skynet subsidiary Loral owns and operates a fleet of telecommunications satellites used to broadcast video entertainment programming, and for broadband data transmission, Internet services and other value-added communications services. For more information, visit Loral’s web site at www.loral.com.

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This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Ltd. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. These factors include those related to the filing, on July 15, 2003 by Loral and certain of its subsidiaries, of voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States District Court for the Southern District of New York and parallel insolvency proceedings in the Supreme Court of Bermuda in which certain partners of KPMG were appointed as joint provisional liquidators. Additional factors and conditions are also described in the section of the company’s annual report on Form 10-K for the fiscal year ended December 31, 2003, entitled “Commitments and Contingencies,” and the company’s other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents.